Exhibit 99.1

Committed Capital Acquisition Corporation Announces Closing of $28,750,000 Initial Public Offering

NEW YORK, Oct. 28, 2011 /PRNewswire/ -- Committed Capital Acquisition Corporation ("Committed Capital")(OTCBB: CMTPU) announced today that it has closed its initial public offering of 5,750,000 units at a price of $5.00 per unit for net proceeds of $28.75 million, which includes the full exercise of the underwriter's over-allotment option.  Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.00 per share. The common stock and warrants comprising the units will begin separate trading on November 9, 2011, subject to Committed Capital filing a Current Report on Form 8-K with the Securities and Exchange Commission.

Committed Capital was formed for the purpose of acquiring or merging with an operating business. The board of directors will have the sole discretion and authority to approve and consummate the business combination.  Committed Capital's initial stockholders and their designees will purchase a minimum 2,000,000 shares of common stock at $5.00 per share in a private placement that will close concurrent with the initial business combination. The Company has deposited all of the net proceeds of $28,750,000 (equal to $5.00 per share) into a trust account maintained by Continental Stock Transfer & Trust Company.

Broadband Capital Management LLC acted as sole manager of the offering. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on October 24, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

This offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering can be obtained from the Securities and Exchange Commission at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Broadband Capital Management LLC, 712 Fifth Avenue, 22nd Floor, New York, NY 10019.

CONTACT: Michael Rapp, President and Chairman, +1-212-759-2020